Exhibit 11.1

Code of Conduct

Contents

INTRODUCTION	4
COMPLIANCE	4
Who must comply with Woodside’s Code of Conduct?	4
Training	4
Breaches of the Code of Conduct	5
Reporting Breaches of the Code of Conduct	5
Monitoring Compliance	6
MISSION, VISION AND VALUES	6
Woodside’s Mission and Vision	6
Our Focus	6
Our Values	7
CODE OF CONDUCT RULES	7
OUR BUSINESS – MANAGING ACTIVITIES SUSTAINABLY	7
Health and Safety	8
Environment	8
Quality	8
OUR PEOPLE – WORK ENVIRONMENT AND PRACTICES	8
Employment practices	9
Travel	9
Fitness for Work	9
Privacy	10
Duties as a director or officer	10
OUR INFORMATION–RESPECTING AND PROTECTING CONFIDENTIAL AND PROPRIETARY INFORMATION	11
Confidential information	11
Proprietary information - use and protection of Woodside’s intellectual property	11
Release of information to shareholders and the financial market	12
Prohibition on insider trading	12
Use of information systems	13
Social media	14
OUR ASSETS – USING AND PROTECTING OUR ASSETS AND MAINTAINING FINANCIAL INTEGRITY	14
Use and protection of Woodside’s assets	14
Use and protection of corporate opportunity	15

Accounting policies and procedures	15
Risk management	15
OUR PARTNERS–RESPECTING AND WORKING WITH OUR BUSINESS PARTNERS	15
Conflicts of interest	15
Combating bribery and corruption	17
Dealing with local agents and representatives	18
Dealing with our joint venture participants, contractors and suppliers	19
THE GOVERNMENT	19
Compliance with laws and regulations	19
Obtaining legal advice	20
Competition and anti-trust laws	20
International Trade Laws and Export Compliance	20
Dealing with regulators and government officials	21
OUR COMMUNITIES	22
Social investment	22
First Nations initiatives	22
Customer initiatives	22

MESSAGE FROM OUR CEO

At Woodside, our vision is to deliver affordable energy solutions and superior outcomes for stakeholders. As we prepare for an exciting new phase for our company, our success will more than ever depend not only on what we do, but on how we do it.

We are committed to doing what’s right and the Woodside Code of Conduct sets out the rules and behaviours that we are all expected to follow. It applies to directors, officers, employees, contractors filling staff positions and service providers, regardless of their role or location within Woodside.

Woodside’s Code of Conduct is underpinned by our values of one team, we care, innovate every day, results matter and build and maintain trust. It provides a practical guide to the standard of business conduct expected by Woodside. It makes clear our approach.

I encourage you all to take time to read the Code of Conduct and understand the expectations of you and the people you work with.

By fostering an environment that encourages ethical behaviour, we can ensure Woodside is a great place to work by building trust and empowering our people to do the right thing. It supports us becoming a more diverse and courageous company and sets the scene for our sustained success.

Thank you

Meg O’Neill

CEO and Managing Director

INTRODUCTION

Woodside’s Code of Conduct is a key component of who we are, what we do and how we behave.

The Code of Conduct is underpinned by Woodside’s values. It sets out the principles, practices and standards of personal and corporate behaviour Woodside expects you to adopt in your daily business activities.

The Code of Conduct has been approved by the Board and is regularly reviewed and updated as required. It is supplemented by policies approved by the Board and standards, processes and procedures developed by management that provide practical guidance on the principles, practices and standards you are expected to follow. These include the Policies, Expectations, Procedures, Guidelines and Tools contained in the Woodside Management System.

COMPLIANCE

Who must comply with Woodside’s Code of Conduct?

Scope

The Code of Conduct applies at work and to work related events and out-of-hours activities that are connected to your employment or work with Woodside.

Personal responsibility

Everyone who works for Woodside, including directors, officers, executives, managers, supervisors, employees, contractors and service providers, wherever they are located, must comply with the Code of Conduct together with policies and any standards, processes and procedures which relate to their daily business activities.

In addition to complying with the Code of Conduct personally, personnel in supervisory roles:

•	Must take all reasonable steps to ensure that all employees, contractors, service providers, consultants, agents and partners under your supervision are aware of the Code of Conduct; and

•	Must foster an environment which encourages ethical behaviour and compliance with the Code of Conduct.

Expectations of others who work with us

Woodside expects other third parties that we deal with, including customers, community partners and joint venture partners, to have or adopt equivalent standards of personal and corporate behaviour.

Directors’ and officers’ responsibilities

Directors and officers must lead by example and are responsible for promoting and instilling Woodside’s Values across the organisation. Directors and officers must comply with the Code of Conduct and are required to certify their compliance with the Code of Conduct each year.

Training

Employees are required to complete Code of Conduct training at the commencement of employment, and are also required to complete refresher training and to certify their compliance with the Code of Conduct on an annual basis.

Service Provider Personnel (as defined in the Service Provider Personnel Guideline) must also complete Code of Conduct training at the commencement of providing services to Woodside, and all service providers with access to Woodside IT systems must complete Code of Conduct refresher training on an annual basis while continuing to provide services to Woodside.

Records of training are maintained electronically and monitored by Woodside’s VP Ethics & Compliance or their delegate.

Breaches of the Code of Conduct

Woodside has zero tolerance for unethical behaviour. All allegations of breaches of the Code of Conduct will be assessed, investigated where appropriate, and disciplinary action will be taken where a breach has been established.

Disciplinary action will be taken if you:

•

directly breach the Code of Conduct (including by engaging in unlawful or inappropriate behaviours at work, at a work-related event or during out-of-hours activities that are connected to your employment);

•	approve an action or condone the behaviour of another which breaches the Code of Conduct; or

•	are aware of a material breach of the Code of Conduct by another and fail to report it.

The nature of the disciplinary action will depend on the severity of the breach and may include reprimands, formal warnings, demotions or termination of your contract of employment, and/or reimbursing Woodside for any improper gains resulting from the breach.

Any breach of the Code of Conduct by an employee will be taken into account during the annual performance assessment process as a factor relevant to determining their individual and overall performance.

If you breach the Code of Conduct and your actions also breach any applicable laws or regulations, Woodside may refer the matter to the appropriate law enforcement agencies for consideration. Woodside will not pay any penalties imposed on you as a result of such breaches.

Reporting Breaches of the Code of Conduct

At Woodside, everyone should feel empowered and safe to “Speak Up” to raise concerns when they experience or witness unethical or inappropriate work behaviours, without fear of reprisal. Speaking up is a crucial way to help Woodside ensure a safe, open, inclusive and diverse workplace free from discrimination, harassment and other inappropriate behaviours.

Woodside is committed to protecting those who “Speak Up”, maintaining confidentiality in its complaints and investigations processes to the extent possible or as required by law, and in line with Woodside’s Whistleblower Policy. Woodside will not tolerate any form of retaliation, reprisal or detriment against any person where the reason for the retaliatory conduct relates to the suspicion that a person has reported, or will report, a suspected or actual breach of the Code of Conduct.

You should immediately report to Woodside any suspected or actual breach of the Code of Conduct, including any concerns about the actions of any Woodside officers, employees, contractors or service providers. There are a number of channels for “Speaking Up” or reporting concerns if you experience or witness unethical or inappropriate behaviours at Woodside, including via:

•	your Line Manager or 2-Up Manager;

•	a member of Human Resources;

•	a member of the Audit team;

•	VP Ethics & Compliance or a member of the Ethics & Compliance team;

•	General Counsel or another Woodside inhouse lawyer;

•	Chief Executive Officer or another senior leader at Woodside; or

•	Woodside’s external whistleblower hotline, EthicsPoint (woodside.ethicspoint.com).

Personnel in supervisory roles who are notified of a potential breach of the Code of Conduct should report the matter either to a Human Resources business partner or the Head of Ethics & Compliance Australia.

Woodside has a whistleblower service operated by an external party, EthicsPoint. Through EthicsPoint you have the option of submitting a confidential and anonymous report to Woodside (via online form or phone), provide information and respond to clarifying questions while remaining anonymous.

Reports under whistleblower laws can be made in accordance with Woodside’s Whistleblower Policy. This sets out how Woodside people can make protected reports under applicable whistleblower laws including in Australia, and the protections that may exist under those laws.

However you report, Woodside will take steps to ensure that your identity is protected to the extent reasonably possible or as required by law, including in line with Woodside’s Whistleblower Policy where applicable.

Any such retaliatory action may be an offence under applicable laws and any Woodside person who engages in such action will be subject to disciplinary action. In addition, any Woodside person who unlawfully or improperly discloses your identity or information from which you can be identified will be subject to disciplinary action.

Monitoring Compliance

Reports on the number and type of incidents identified together with details of the nature and results of any investigation conducted will be provided to the Audit & Risk Committee every six months.

MISSION, VISION AND VALUES

Woodside’s Mission and Vision

Deliver affordable energy solutions and superior outcomes for stakeholders.

Our Values

One Team

We are inspired by our common purpose.

We challenge, respect and back each other.

We are inclusive, value diversity, and can be ourselves.

We Care

We keep each other safe.

We listen and respond with humility.

We respect the environment, operate responsibly, and care for our communities.

We adapt to the world’s expectations of us.

Innovate Everyday

We explore ideas, find creative solutions, and try new ways of doing things to provide the energy the world needs today and low cost, lower carbon energy for tomorrow.

Results Matter

We go after opportunities and show courage by taking the right risks and learning from our mistakes.

We spend and invest as if it’s our own money.

We are proud of our achievements.

Build and Maintain Trust

Trust takes time and effort and will not be taken for granted.

We nurture relationships and act with integrity – doing what we say and doing it well.

CODE OF CONDUCT RULES

OUR BUSINESS – MANAGING ACTIVITIES SUSTAINABLY

Woodside recognises that strong health, safety, environment and quality performance is essential to our success and continued growth. Our aim is to be recognised as an industry leader through managing our activities in a sustainable manner with respect to our workforce, our communities and the environment.

We focus on health and safety because we believe that everyone has the right to go home in the same condition that they started the day.

We are committed to managing our activities to reduce adverse effects on the environment, while balancing the economic and social needs of sustainable development.

We build quality into the way we work to achieve intended outcomes and manage the risks in our business.

You must understand and comply with Woodside’s Health and Safety Policy, Environment and Biodiversity Policy and Quality Policy, and relevant laws and regulations of your specific job and apply responsible standards where laws do not exist.

Health and Safety

We believe that process and personal safety related incidents, and occupational illnesses are preventable.

We are transparent and open in our reporting of health and safety performance. We will set, measure and review our objectives and targets in order to drive continuous improvement.

We expect you to maintain a culture in which everybody is aware of their health and safety obligations and feels empowered to speak up and intervene on health and safety issues.

You will embed health and safety considerations in business planning and decision making. You will integrate health and safety requirements when designing, purchasing, constructing and modifying equipment and facilities.

Woodside’s expectations for health and safety management and performance are outlined in our Health and Safety Policy and Health, Safety and Environment Management Expectations, together with supporting processes and controls.

Environment

We recognise the intrinsic value of nature and the importance of protecting the environment in which we operate. This is necessary to support sustainable development, is one of our core values and is critical to maintaining our licence to operate. Our long-term business success depends on our ability to manage and minimise (and wherever possible eliminate) the potential impact of our activities.

We are committed to undertaking and managing our activities in an environmentally sustainable way, while balancing the economic and social needs of sustainable development.

Woodside’s expectations for environmental management and performance are outlined in our Environment and Biodiversity Policy together with supporting processes and controls.

Quality

Outstanding quality performance is essential to sustainably meeting business and stakeholder objectives and obligations.

We apply quality management principles to ensure that development and operational opportunities are realised to create value and that associated risks are controlled to protect value.

Responsibility for quality rests with all Woodside employees, contractors and joint venturers engaged in activities under Woodside operational control.

Our Quality Policy and Risk, Quality, Compliance and Governance Expectations define Woodside’s quality management principles and commitment to quality.

OUR PEOPLE – WORK ENVIRONMENT AND PRACTICES

We are committed to making Woodside a great place to work. We understand that the ability to deliver superior shareholder returns depends on our ability to attract and retain an engaged, diverse and high performing workforce.

Employment practices

We recognise that a talented and diverse workforce is a key competitive advantage and strive to create an environment which is safe, rewarding and free from all forms of unlawful discrimination, harassment or inappropriate behaviour. We respect your right to freedom of association.

Our policy is to recruit and manage our employees on the basis of competence and performance regardless of factors including age, nationality, race, ethnicity, national origin, religious beliefs, sex, sexual orientation, intersex status, gender identity or expression, relationship status, disability, neurodiversity, cultural background, thinking styles, experience, family background, including caregiving commitments, and education.

You must follow the standards of behaviour outlined in Woodside’s Working Respectfully Policy which applies at work, during work-related events and out-of-hours activities that are connected to your employment or work at Woodside. Working respectfully includes treating everyone with dignity, courtesy and respect, and refraining from engaging in behaviours that are intimidating, offensive, degrading, harassing or threatening to an individual or group. Impacts and breaches of this policy may occur even if there is no intent to cause harm to others, but actions are found to be inappropriate.

In line with the Working Respectfully Policy and Woodside’s Discrimination, Bullying and Harassment Guideline, you are expected to:

•	treat every person in line with Woodside’s values;

•	understand the behaviours that are important to Woodside and take action to prevent and stop discrimination, bullying and harassment, including sexual harassment;

•	promote inclusion and diversity through your actions and interactions;

•	speak up when you see any actions that you consider may be in breach of Woodside’s Code of Conduct or Working Respectfully Policy; and

•	support inclusion and diversity in the recruitment, development and management of our people and in all of your interactions with others.

Further details are set out in Woodside’s Working Respectfully Policy, Discrimination, Bullying and Harassment Guideline and Inclusion and Diversity Policy.

Travel

Travel for the purpose of conducting Woodside business is referred to as business travel, which includes attending training and conferences. You must ensure that business travel is undertaken in a way that supports business requirements, while being safe and cost effective.

You must plan and conduct all business travel in accordance with Woodside’s procedures, supporting processes and controls.

Fitness for Work

When fulfilling the duties of your role, we expect you to be fit for work. This means that you are in a state, both physically and psychologically, to perform tasks assigned to you competently and in a manner that does not compromise your own health and safety or that of others.

Your fitness for work may be impaired by a variety of factors including the use of alcohol or other drugs.

In a manner consistent with Woodside’s Medical and Health Surveillance Procedure, you must:

•	attend work and work-related events in a condition in which you are able to perform your duties without risk to yourself or others;

•	behave responsibly with respect to the use of prescription drugs, alcohol and tobacco at work, when conducting Woodside business and at Woodside sponsored functions;

•	not purchase, serve or consume alcohol at any Woodside sponsored function if this would offend the customs, culture or religious beliefs of any local community in which such activity takes place; and

•	not misuse prescription drugs and must not use, possess, distribute or sell illegal drugs at work, when conducting Woodside business or at Woodside sponsored functions.

Alcohol is not, under any circumstance, permitted on any operational, construction, exploration, drilling or seismic site or on any marine vessel. Alcohol is only permitted in Woodside offices and at Woodside sponsored functions when approved in accordance with the Alcohol & Other Drug Procedure. Alcohol must be served and consumed in a responsible manner, and in accordance with any local laws, procedures and other requirements.

You may be subject to alcohol or drug testing which may involve the testing of your breath or urine. The primary aim of alcohol or drug testing is to ensure that individuals are fit to perform their role and to discourage abuse, offer help and provide access to confidential treatment.

Poor work performance caused by alcohol or drug use, or significant impairment that creates a safety risk, is regarded as serious misconduct, and you must report any such instances of misconduct that you become aware of.

You may not smoke in Woodside offices or on any operational, construction, exploration, drilling or seismic site or on any marine vessel (other than in designated smoking areas).

Further details are set out in Woodside’s Medical and Health Surveillance Procedure.

Privacy

Woodside collects, uses, discloses and stores personal information about individuals as part of its business operations, including our employees and contractors. We are committed to recognising and respecting privacy in the management of personal information. Further details are set out in Woodside’s Privacy Statement.

You must ensure the security and management of personal information in accordance with Woodside’s Privacy Procedure and applicable legal requirements. This includes maintaining and protecting confidentiality of the personal information of others that you become aware of during the course of undertaking your work duties for Woodside.

Duties as a director or officer

If you are a director or officer of Woodside, you must comply with your statutory obligations under the relevant applicable legislation including the general duties to:

•	act in good faith in the best interests of the company; and

•	use due care and diligence in exercising your powers and discharging your duties.

If you have any questions about whether you are an officer or the scope of your obligations, you should seek advice from a member of Woodside’s Legal team.

OUR INFORMATION–RESPECTING AND PROTECTING CONFIDENTIAL AND PROPRIETARY INFORMATION

Woodside’s information is a valuable asset which needs to be protected.

Confidential information

You may have access to or become aware of information which is confidential to Woodside. Confidential information includes any information which is not generally available to the public concerning Woodside’s activities, results or plans. This may include financial, marketing or technical information, tenders, contracting strategies, contracting plans, customer lists, business plans, designs, drawings, techniques, processes or any other form of intellectual property. It can also include third party confidential information that has been provided to or held by Woodside.

If you have access to confidential information you must:

•	maintain the confidentiality of that information;

•	apply Woodside’s information security policies and procedures, including the Woodside Information Technology Systems - Conditions of Use Procedure;

•	only access that information for or in connection with your role and responsibilities within Woodside;

•	ensure that the information is only used for authorised purposes and is protected from theft, unauthorised or inappropriate use, including personal gain, and unauthorised disclosure; and

•	report any loss or unauthorised disclosure of such information promptly to your line manager.

Protection of Woodside’s confidential information is dependent on the awareness and vigilance of Woodside’s employees, contractors and Service Provider Personnel. Confidential information must not be disclosed without:

•	obtaining Woodside’s permission and otherwise complying with Woodside’s Continuous Disclosure and Market Communications Policy (which is supplemented by processes and procedures); and

•	where appropriate, entering into a confidentiality agreement with the recipient.

Managers and supervisors in each area of the business are responsible for ensuring that suitable arrangements are in place for protecting confidential information.

Your confidentiality obligations continue after your employment or involvement with Woodside ends at which time you must return all confidential information to your line manager.

Further details are set out in the Woodside Information Technology Systems - Conditions of Use Procedure and Security Management Procedure.

Proprietary information - use and protection of Woodside’s intellectual property

You may be involved in the research and development of products, processes or other innovations (or have access to or become aware of the results of these research and development activities).

This information is confidential to Woodside (and must be treated in the same manner as other information which is confidential to Woodside).

This information (together with all work, ideas, concepts, designs, inventions, models, developments and improvements made or developed during the course of your employment, or with the use of any of Woodside’s time, materials, facilities or other resources) is owned by Woodside.

Accordingly, you must treat the associated intellectual property as Woodside’s property both during and after your employment or involvement with the company and, upon request, assign any rights in such intellectual property to Woodside.

Further details are set out in the Intellectual Property Management Procedure.

Release of information to shareholders and the financial market

Woodside has obligations in relation to the periodic and continuous disclosure of information about the company and its operations.

We are committed to:

•	ensuring that shareholders and the market are provided with full and timely information about Woodside’s activities;

•	complying with the general and continuous disclosure obligations applicable in Australia, the United Kingdom and the United States ;

•	preventing the selective or inadvertent disclosure of material price sensitive information;

•	ensuring that all stakeholders have equal opportunities to receive externally available information issued by Woodside; and

•	making all disclosures in a manner that is clear, concise and effective.

In order to comply with its disclosure obligations, Woodside has a Continuous Disclosure and Market Communications Policy which sets out your individual responsibilities in ensuring Woodside complies with its disclosure obligations.

A failure to comply with these disclosure obligations may result in Woodside’s shares being suspended, or in exceptional circumstances removed, from trading.

A breach of the disclosure requirements may constitute a criminal act for which Woodside can be fined or become liable to pay damages and other penalties may apply. Woodside directors, officers, employees and advisers may also be personally liable for large fines or possible imprisonment if they are involved in a breach of the continuous disclosure provisions.

Prohibition on insider trading

The law prohibits dealing in the shares of a company while in possession of “inside information”. This is known as “insider trading” and is a serious offence under the Corporations Act, the US Securities Exchange Act of 1934, and under the Criminal Justice Act 1993 and the UK Market Abuse Regulations (UK MAR).

Inside information is information that:

•	is not generally available to people who commonly invest in securities (i.e. it has not been made public); and

•

if it were generally available, would (or would be likely to) influence investors who commonly invest in securities in deciding whether or not to subscribe for, purchase or sell Woodside securities or securities of another entity.

UK MAR also requires that the information be sufficiently precise (meaning ‘more likely than not’).

You may, as a result of working for or being involved with Woodside, have access to or become aware of “inside information” relating to Woodside or another company. This information is confidential (and must be treated in the same manner as other information which is confidential to Woodside).

In addition to your confidentiality obligations, if you possess inside information about Woodside or other companies you must not buy, sell or deal in their related financial products, including securities, advise, procure or encourage another person (such as a family member, friend, associate, colleague, broker, financial planner, investment adviser, family company or family trust) to trade in securities or communicate the inside information to anyone else who may use it to deal in securities. Additional obligations and restrictions are imposed on individuals identified as “Restricted Employees”.

Breach of insider trading laws (or equivalent legislation in other jurisdictions) may result in criminal or civil liability.

Further details, including the obligations and restrictions on Restricted Employees, are set out in Woodside’s Securities Dealing Policy.

Use of information systems

You will be able to access information and use Woodside’s information systems to perform your role at Woodside. These may include the use of digital devices such as computers, laptops, tablets, phones, photocopiers and facsimiles.

Any information created using or stored in Woodside’s information systems is owned by Woodside, and must be stored and handled in accordance with the Woodside Information Technology Systems - Conditions of Use Procedure.

You may only access and use information required to perform your role at Woodside. You must not seek to take advantage of any of Woodside’s information or information systems for personal gain or to compete with Woodside.

You must comply with the Woodside Information Technology Systems - Conditions of Use Procedure and use Woodside information systems safely, effectively and lawfully and in a way that is consistent with Woodside’s values. You must not use any of Woodside’s IT systems or devices to access, store, display or share material (whether on or off the Woodside network) which:

•	is in breach of copyright or any other legal requirement;

•	is offensive, indecent, menacing, violent or abusive;

•	is intended to incite criminal activities or instruct others how to commit criminal activities;

•	is sexually explicit, pornographic, obscene or suggestive;

•	involves online gambling;

•	is in the nature of “chain mail” or intended to create personal gain or profit;

•	would be considered objectionable or inappropriate by a reasonable person, or is otherwise inconsistent with the Woodside values.

Occasional personal use of Woodside’s information systems is permitted provided such use does not interfere with the performance of your work and is consistent with the Woodside Information Technology Systems - Conditions of Use Procedure.

You must ensure that only Woodside-approved information systems are used to conduct Woodside business. You must not conduct any Woodside commercial activities using “Off-Channel” communication applications without the prior approval of Woodside’s Chief Information Officer, as per Woodside’s Information Technology Systems - Conditions of Use Procedure.

“Off-Channel” communications includes any business-related communication or activity that occurs outside Woodside-approved information systems. This includes communications or activities conducted on ephemeral messaging platforms (e.g. WhatsApp, SnapChat, WeChat, Telegram, Hash, Cover Me, Confide, Signal, Wickr, Wire, etc.).

Cybersecurity

Protection of Woodside’s electronic presence is dependent on the awareness and vigilance of Woodside personnel. You must be vigilant of potential cyber-attacks that could be launched against Woodside (e.g. spam, fraudulent or phishing emails etc.) and follow Woodside’s Information Technology Systems - Conditions of Use Procedure at all times when using Woodside IT systems and equipment.

All employees, third party contractors and service providers with access to Woodside IT systems must complete annual cybersecurity training.

Social media

Social media provides a platform to help share and amplify Woodside’s vision, values and external communications.

If you engage in social media or online company networking activities that make reference to Woodside’s interests including company business, products, people, assets and activities, you must comply with the Code of Conduct and the Woodside Information Technology Systems - Conditions of Use Procedure.

Woodside Corporate Affairs is solely authorised to manage the use of Woodside’s official social media channels. We encourage you to share Woodside’s official social media posts, but you should exercise common sense and good judgement in relation to publishing content on social media sites. If using social media sites for personal purposes, you should ensure that personal content is not attributed to Woodside or presented as reflecting Woodside’s views or opinions. In addition, you must always respect the privacy of others when using social media and you should not post personal content which may be considered offensive.

For further guidance (including information regarding best practice in relation to some social media channels) please refer to the Woodside Social Media Guidelines.

OUR ASSETS – USING AND PROTECTING OUR ASSETS AND MAINTAINING FINANCIAL INTEGRITY

Use and protection of Woodside’s assets

You are responsible for safeguarding any Woodside assets which are under your control. This may include company funds, property or equipment including digital devices. These assets must not be used for personal benefit and you must also take appropriate precautions to prevent theft, damage or misuse of Woodside assets.

You must use Woodside funds for business expenses sensibly and effectively consistent with the Manual of Authorities and Contracting and Procurement Procedure. Expenditures must be reported accurately and in a timely way. An accurate and auditable record of all financial transactions relating to Woodside’s business must be maintained in accordance with the Contracting and Procurement Procedure and the Financial Management Procedure. No entry should be made in Woodside’s records that distorts or disguises the true nature of any transaction. Submission of a fraudulent expense report is regarded as serious misconduct.

The misuse of Woodside’s assets constitutes theft and/or fraud.

Theft includes the unauthorised use of Woodside’s assets for non-business purposes and the unauthorised removal of Woodside information, equipment, supplies or other resources. You must seek the appropriate approvals to sell, loan or donate Woodside’s assets.

Fraud generally involves some form of dishonest activity, deceit, theft, making of false statements or false documents, breach of trust or guilty intention with the object of obtaining money or other benefit. A fraudulent act, reckless or deliberate, can have significant consequences for you and Woodside including loss of sales and access to financing, withdrawal of licences, litigation, civil recovery actions (e.g., actions by law enforcement agencies to recover the proceeds of a crime) and damage to reputation.

If you are involved in theft or any other fraudulent activity, you are liable to disciplinary action and possibly criminal action.

Any act of theft or fraud must on all occasions be reported in accordance with the procedures set out in the “Reporting breaches of the Code of Conduct” section above.

Further details concerning the control of fraud and corruption are set out in the Fraud and Corruption Control Procedure.

Use and protection of corporate opportunity

You must not pursue or take advantage of any business opportunity which arises as a result of your access to Woodside’s property or information or because of your position within Woodside.

You must not seek to take advantage of Woodside’s information or of your position within Woodside for personal gain or to compete with Woodside.

Accounting policies and procedures

Woodside’s financial procedures and systems of internal control address the recording, processing and reporting of financial information in compliance with applicable financial, regulatory and other reporting requirements and laws and regulations in countries where we operate, including, where applicable the Corporations Act, Listing Rules published by ASX Limited and the NYSE, Australian Accounting Standards, applicable U.S. securities laws and other mandatory professional reporting requirements.

All Woodside records must be maintained accurately, fairly, in reasonable detail and without intentional misstatements or omissions. No entry should be made in Woodside’s records that distorts or disguises the true nature of any transaction. You are strictly prohibited from creating or maintaining any “off the books” accounts or funds, or causing Woodside’s books and records to contain false, misleading, or inaccurate entries.

Information regarding auditor independence is set out in Woodside’s External Auditor Policy, which is supported by the External Auditor Guidance Policy.

Risk management

Woodside’s policies and procedures regarding risk and internal control, risk oversight and management, risk profiles and the assessment of the effectiveness of risk management and compliance and control are set out in Woodside’s Risk Management Policy.

OUR PARTNERS–RESPECTING AND WORKING WITH OUR BUSINESS PARTNERS

Woodside aspires to be a partner of choice. In order to achieve this goal, we need to respect our business partners and develop long-term relationships.

Conflicts of interest

Woodside respects your right to privacy and to engage in activities outside of work and unrelated to your employment at Woodside. However, you must not engage in activities which:

•	conflict, or could be perceived to conflict, with your responsibilities to Woodside; or

•	compromise, or could appear to compromise, the quality of your work performance, your commitment to your work or your ability to make impartial business decisions.

You must always be mindful of relationships which may present, or may appear to present, a conflict with Woodside’s interests. It is your responsibility to identify and disclose circumstances involving conflicts of interest (actual, potential or perceived) and external commitments in accordance with this Code of Conduct.

Conflicts of interest can arise in many different ways. Common situations include:

•	holding outside jobs, directorships or affiliations (see External Commitments below);

•	jobs or affiliations held by close family or friends;

•	pursuing, awarding or maintaining Woodside business opportunities (including influencing Woodside tender activities) for personal gain or for the benefit of close family or friends;

•	offering or accepting gifts or entertainment at inappropriate times;

•

having a current or former close personal relationship with a colleague, contractor or service provider who works in the same team or under your supervision, where the relationship has the potential to impact the impartiality of your decision-making;

•	influencing Woodside recruitment decisions, employment conditions or performance assessments in relation to close family or friends;

•

holding shares or other investments in a competitor, customer, contractor or supplier of Woodside (or having other business relationships with a competitor, contractor, customer or supplier of Woodside);

•

having a close personal relationship (for example, with another employee in your direct reporting line or otherwise resulting in an overlap of personal and professional relationships) which may give rise to a real or perceived conflict of interest including risk of unfair advantage or breach of confidentiality.

A conflict of interest would not normally arise out of merely holding shares in another company, unless you (or a close family member or friend) held a substantial interest in that company and were in a position to influence or control decisions by that company relating to Woodside’s involvement with it.

External Commitments

Taking on or maintaining external commitments can also give rise to a conflict with Woodside’s interests, for example because:

•	the external organisation’s commercial interests may compete with Woodside’s interests;

•	your position within Woodside may provide you with access to information, contacts or relationships which it would not be appropriate for you to use for personal gain or benefit; or

•

your commitment to the external organisation or activity, such as the number of hours needing to be spent, may impact your ability to work within your contracted hours or safely and productively without being compromised by fatigue.

You must not:

•

hold positions in or have relationships with external organisations which have dealings with Woodside where your Woodside position allows (or could be perceived by other people to allow) you to influence or control Woodside decisions affecting those external organisations;

•

have a second job or operate your own business (even in your own time and away from the Woodside workplace), or take on any other external commitment or activity which might conflict (or might be perceived by other people to conflict) with Woodside’s interests or your duties or contractual obligations to Woodside, without the required prior approval;

•

hold a directorship in a non-publicly listed company on behalf of or otherwise representing Woodside (other than an entity within the Woodside group of companies, to which you have been appointed a director) without the required prior approval; nor

•	hold a directorship in a publicly listed company without the prior approval of Woodside’s Board.

You should exercise common sense and good judgement in relation to engaging in community, government, educational and other not-for-profit activities outside of work to avoid activities which have the potential to adversely impact Woodside’s reputation or otherwise compromise your ability to perform your duties at Woodside in a professional and impartial manner.

Declarations and approvals

As soon as you become aware of an actual, potential or perceived conflict of interest situation you should (a) immediately remove yourself from any involvement in the relevant activity; and (b) declare the situation using the online Conflict of Interest Register on the Woodside intranet website. Declarations must be reviewed and approved by your line manager and any approval endorsed by your 2-Up manager. It is your line manager’s and 2-Up manager’s responsibility to ensure that your declaration is properly reviewed, including whether it is appropriate for you to resume any discussions or activities that involve the conflict.

If you are considering taking on an external commitment, you must seek prior approval from your line manager, and any approval endorsed by your 2-Up manager, using the online Conflicts of Interest Register on the Woodside intranet website.

If you receive approval in relation to a particular matter, it is your responsibility to monitor for any changes in the disclosed circumstances (including, for example, a change of your position within Woodside) which would require you to seek a fresh approval of the changed circumstances, and to seek that approval in advance.

If you are in doubt about whether a particular circumstance is an external commitment or conflict of interest that should be declared, please consult a member of the Ethics & Compliance team.

This section of the Code of Conduct does not apply to Woodside non-executive directors. Directors must comply with the Directors’ Conflict of Interest Policy.

Business practices

Woodside is committed to conducting its business and activities ethically and with integrity.

We do not seek competitive advantage through illegal or unethical business practices.

You must endeavour to deal fairly with Woodside’s customers, service providers, suppliers, contractors, competitors and employees. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice. In contracting and procurement activities, you must comply with the Contracting and Procurement Procedure, including by ensuring that approved contractual terms are in place before procuring goods and services, and by incorporation obligations requiring contractors or suppliers to comply with Woodside’s Supplier Code of Conduct. You must also uphold the integrity of pre- and post-contract award processes, including by maintaining confidentiality where a potential contractor or supplier also has existing business with Woodside.

Combating bribery and corruption

As outline in Woodside’s Anti-Bribery and Corruption Policy, Woodside prohibits bribery and corruption, in any form, whether direct or indirect, whether in the private sector or the public sector, anywhere in the world.

Most countries, including Australia, the United Kingdom and the United States, have laws prohibiting any person or company from offering, promising or giving a bribe (which can include anything of value) to a private individual or government official, and prohibiting private individuals and government officials from soliciting or accepting such bribes.

There are potentially serious consequences, including imprisonment and fines, for violating the anti-bribery and corruption laws of Australia, the United States of America, the United Kingdom and other places which may apply to Woodside, its business partners and/or third parties operating on Woodside’s behalf.

You must not directly or indirectly offer, pay, solicit, promise, authorise or give to anyone a gift, bribe, kickback, inducement, favour, payment or anything else of value to anyone in the private or public sector in order to obtain an improper advantage for Woodside, its employees or anyone associated with Woodside. You must not directly or indirectly solicit or accept bribes, kickbacks, inducements, favours, payments or anything else of value in any form. Further details are set out in Woodside’s Anti-Bribery and Corruption Policy and Fraud and Corruption Control Procedure.

Gifts and Entertainment

Giving and receiving gifts and entertainment can be a legitimate way of fostering and maintaining good business relationships – however, it can also operate, or be perceived to operate, as an attempt to seek an improper advantage. All gifts and entertainment must be provided or accepted transparently and without any intent to improperly influence the recipient, and only in accordance with Woodside’s policies and applicable laws.

Registration and approval requirements apply under Woodside’s Anti-Bribery and Corruption Policy for the exchange of gifts and entertainment (including meals and hospitality) with anyone who is not an employee of Woodside. Under these:

•

The exchange of any gifts or entertainment involving one or more government officials must be entered onto the Gifts and Entertainment Register, regardless of value. Any exchange that (i) might be perceived as being intended to improperly obtain/retain a business advantage and/or (ii) which is valued above the applicable pre-approval threshold, requires prior approval from Woodside’s VP Ethics & Compliance (or delegate) via the Register.

•

The exchange of gifts or entertainment with third parties other than government officials is also subject to registration and pre-approval thresholds depending on the value of the gifts or entertainment being offered. If the value exceeds the pre-approval threshold, prior approval must be obtained from the VP Ethics & Compliance (or delegate) via the Register.

•	Applicable registration and pre-approval requirements and thresholds are outlined in Appendix A. Please also refer to Woodside’s Anti-Bribery and Corruption Policy for further guidance.

Some countries impose strict limits on the value of gifts and entertainment which may lawfully be provided to government officials. It is your responsibility to ensure that you are familiar with any restrictions which apply, and the broad definition of what is a ‘government official’.

You must not directly or indirectly provide or accept excessive, frequent or lavish gifts or entertainment. You must consider the value and frequency of gifts or entertainment exchanged with the same party within any six month period, and determine if this is appropriate having regard to common courtesy, general commercial practice and local law and customs, and is also in line with the principles set out in Woodside’s Anti-Bribery and Corruption Policy.

You must consult Woodside’s Anti-Bribery and Corruption Policy prior to providing or accepting gifts or entertainment as additional restrictions apply.

Sponsored Travel

Woodside prohibits the payment of travel and travel-related expenses for government officials (unless such payment has been approved by the VP Ethics & Compliance). Further details are set out in Woodside’s Anti-Bribery and Corruption Policy.

Dealing with local agents and representatives

It may, in certain circumstances, be necessary for Woodside to engage a third party person or entity that will act for or on behalf of or otherwise represent Woodside (either in its capacity as operator for a Woodside-operated joint venture, or in its corporate capacity) in Woodside’s business dealings with public sector and/or private sector third parties, in overseas countries or overseas markets (a “local agent or representative’).

The terms of any such engagement must be reviewed by Compliance Legal and any engagement pre-approved by the VP Ethics & Compliance.

The process and approval requirements for appointing a local agent or representative is set out in Woodside’s Anti-Bribery and Corruption Policy. Local agents and representatives must only be engaged by Woodside in accordance with these requirements.

This recognises that Woodside seeks only to do business with those that have equivalent standards of personal and corporate behaviour, and that Woodside is responsible for the acts of its agents and representatives and must therefore ensure that any local agent or representative is chosen with care and is made fully aware of Woodside’s expectations when doing business with and for Woodside.

Dealing with our joint venture participants, contractors and suppliers

We are committed to the standards of personal and corporate behaviour set out in the Code of Conduct and using our sphere of influence to require our partners to adopt equivalent standards of personal and corporate behaviour.

In joint operations, we will apply these commitments where Woodside is operator. Where we are not the operator, we will use good faith efforts to influence our joint venture participants so that the joint operation adopts similar commitments. Additionally, we will:

•	seek co-venturers whose policies are consistent with those of Woodside;

•	combine complementary skills, appropriate technology and experience to create greater effectiveness; and

•	make our contractors and suppliers aware of Woodside’s commitments and expectations and of their responsibility in implementing them.

When acting as operator of a joint venture involving other parties, Woodside has:

•	contractual duties under the joint venture operating agreement; and

•

a duty as an agent for all participants in the venture. This requires Woodside to ensure that its position as operator is not improperly used to gain an advantage for Woodside or another party, or cause detriment to the venture.

Woodside employees must be able to distinguish clearly between decisions to be made and actions to be taken by Woodside in its own right or as a venture participant (where Woodside is free to act in its own economic interest, subject to limited contractual duties), and decisions and actions by Woodside in its capacity as operator (where Woodside’s freedom of action is constrained by the contractual and agency responsibilities attached to the operator role).

THE GOVERNMENT

Woodside complies with all laws and regulations which apply to our activities anywhere in the world.

Compliance with laws and regulations

You must comply with all laws and regulations relating to your activities and Woodside’s operations. This includes understanding the laws and regulations relevant to you, as an ordinary person, in relation to your specific job and the country in which you are working.

You should be aware that:

•	The principles, practices and standards set out in the Code of Conduct apply to business activities in all countries in which Woodside operates or conducts business.

•

Local laws may differ and the laws of one country may outlaw conduct that is allowed in another country. In this context, we will comply, as a minimum, with the local legal requirements in countries where Woodside operates or conducts business. If a higher standard is required under Woodside’s policies or the Code of Conduct, or is otherwise adopted by Woodside for that particular operation or business and it is consistent with local law, we will comply with that higher standard.

Woodside managers are responsible for ensuring that all people under their supervision are aware of the legal obligations and requirements that impact upon their areas of responsibility, and that regular training is provided in relation to those obligations and requirements.

Obtaining legal advice

The laws that govern Woodside’s activities are complex; however, ignorance of the law does not excuse you or Woodside from those legal obligations.

If you are unclear about the laws and regulations relating to your work or the laws or regulations of the country in which you are working, you should seek advice from a member of Woodside’s Legal team. Taxation related matters should be referred to a member of Woodside’s Tax team.

Competition and anti-trust laws

Most countries have laws designed to promote competition in business and to protect the interests of consumers. These laws prohibit anti-competitive agreements or understandings between competitors, certain “exclusive” supply or distribution arrangements, misuse of market power to damage competition, anti-competitive mergers and misleading or deceptive conduct.

You must not engage in (or be part of, in any way) any conduct which breaches these laws. Collusive conduct, which involves understandings with competitors on prices, volumes, terms of sale and the like, will not be tolerated by Woodside.

A breach of these laws carries potentially serious consequences, including imprisonment and fines. Businesses or consumers who are damaged by unlawful conduct may also be able to sue Woodside or you personally to recover damages.

If you have any questions about competition laws or concerns about a specific transaction, you should seek advice from a member of Woodside’s Legal team.

International Trade Laws and Export Compliance

At Woodside, we comply with all international trade and export compliance laws applicable to our operations. Some countries, while advancing their own foreign policies and national security objectives, impose financial or economic sanctions on certain countries, regions, people, companies or vessels, and restrict their own nationals or residents from dealing with these parties or with nationals from these countries or regions.

Additionally, many countries where we operate restrict the movement of goods, software and technology, and related services, that move within or across their borders (including digital borders). These include restrictions that prohibit goods, software or technology from being sent or shipped to certain countries or regions, or to a certain party, or for certain uses.

Failure to comply with these laws and regulations carries serious consequences including imprisonment, fines and in the case of Woodside loss of export privileges.

Before engaging with a third party (e.g. a supplier or contractor) please follow the supplier onboarding procedure or contact Ethics & Compliance to ensure appropriate due diligence is performed to verify that the third party you are trying to engage is not subject to sanctions or other trade restrictions.

These laws and regulations are complex and constantly evolving. If you have any questions or concerns about a specific transaction, you should contact a member of the Ethics & Compliance or Customs & Trade teams.

Dealing with regulators and government officials

Woodside’s ability to conduct business is directly affected by government decision-making. We seek to have open and constructive relationships with the governments of all countries in which Woodside has a presence. In some countries and local jurisdictions it can be difficult to correctly identify who must be considered to be a government official or is otherwise a representative, close affiliate or family member of a government official, so you must exercise caution if you are unsure. Further details and information are set out in Woodside’s Anti-Bribery and Corruption Policy.

If you have any questions or are unsure whether or not an individual is, or is relevantly connected with, a government official, you should contact a member of the Ethics & Compliance team.

Sharing information and political advocacy

Woodside engages in debate on policy and shares its views on policy matters which relate to Woodside’s business and activities. The exchange of information and opinions is essential to informed decision-making by both government officials and Woodside.

You may only provide information about Woodside or its business, activities or operations to governments where:

•	you are authorised to provide the information as part of your role at Woodside;

•	you have checked that the information is complete and accurate;

•	you have obtained approval from the VP Ethics & Compliance as well as any approvals required under Woodside’s Communications and External Stakeholder Engagement Procedure.

If, as part of your role, you are authorised to advocate on behalf of Woodside or represent Woodside in government matters, you must comply with all applicable laws and regulations relating to corporate participation in public affairs and ensure that such activity is done in a manner which is consistent with Woodside’s values.

Political contributions, membership of political networking forums and attendance at political functions

Woodside does not donate to campaign funds for or provide in-kind contributions to any political party, politician or candidate for public office in any country. You must not, in an official Woodside capacity, make such a donation or contribution. This does not preclude your membership of, or participation in, political parties, in your private capacity and in your own time.

All other political donations or contributions by Woodside require Board approval. Woodside does not hold any memberships in political party business engagement forums. In certain circumstances, there may be a legitimate business reason for Woodside to participate in paid party-political business engagement events, which we assess in accordance with our business priorities. Attendance at these functions must be approved by the CEO and records maintained by Corporate Affairs.

We comply with the Australian Electoral Commission’s reporting requirements, as well as United States campaign finance laws and the laws of other countries or localities in which we operate, where applicable, and are transparent in our public disclosure of all political contributions.

Transparency

An accurate and auditable record of all gifts, entertainment and payments to government officials must be maintained in accordance with generally accepted accounting principles. No entry should be made in Woodside’s records that distorts or disguises the true nature of any transaction.

Further details regarding gifts, entertainment, travel, political contributions and functions, and sponsored travel are set out in Woodside’s Anti-Bribery and Corruption Policy, Code of Conduct Dashboard Guidelines and Political Contributions Procedure.

OUR COMMUNITIES

Woodside looks after its people and its communities. We build long-term partnerships with host governments, communities and key stakeholders where we are active.

Woodside recognises and respects the basic human rights of all people and seeks to ensure that we are not complicit in human rights abuses committed by others.

Woodside respects, considers and responds to the interests of our stakeholders. We are committed to:

•

open dialogue and consultation with local communities and their representatives, non-governmental organisations and government at all levels to ensure that actual and potential impacts arising from Woodside’s operations are identified and appropriately managed;

•	considering the impacts of major developments on local communities, local infrastructure and the potential for conflict and its impact on security; and

•	working towards preventing the occurrence of slavery and human trafficking in Woodside’s own operations or in the operations of those that provide goods and services to Woodside.

Further information is set out in Woodside’s Sustainable Communities Policy and Human Rights Policy.

All Woodside engagement with external stakeholders must comply with the mandatory performance requirements set out in the Communications and External Stakeholder Engagement Procedure.

Social investment

Woodside’s approach to corporate sponsorships and donations to community projects is determined at the corporate level with input from the relevant business units and divisions.

You must not directly or indirectly provide charitable donations or corporate philanthropy to influence an individual, organisation or government to make a business decision in Woodside’s favour. You must seek Corporate Affairs and Ethics & Compliance approval and follow appropriate due diligence processes to ensure any donation or sponsorship commitment or payment complies with applicable anti-bribery and corruption legislation.

You are entitled to 12 hours volunteering leave per year and are encouraged to volunteer your time to community-based projects. This can be achieved through team-based volunteering or skills-based volunteering. There are established Woodside sponsored volunteering programs available or you may nominate to volunteer with an approved not-for-profit organisation. All volunteering activities must be approved by your business area Vice President.

Further details are set out in Woodside’s Sustainable Communities Policy.

First Nations initiatives

We are committed to maintaining viable and beneficial long term relationships with First Nations communities in whose traditional lands we operate.

We seek to understand and respect the diverse range of cultural and social matters which influence Woodside’s relationship with First Nations communities in all the areas Woodside operates.

Further details are set out in Woodside’s First Nations Communities Policy.

Customer initiatives

Customer satisfaction is important to Woodside’s success. We strive to understand our customers’ requirements, provide high quality products that meet or exceed our customers’ needs and deliver what we have agreed or contracted to deliver.

It is our policy to:

•	identify and manage risks associated with our products;

•	specify precautions required in handling and transporting our products and take reasonable steps to communicate them to employees, customers and others who might be affected;

•	comply with all applicable product safety laws and regulations and apply responsible standards where laws and regulations do not exist;

•	work with government agencies and others, as appropriate, to develop responsible laws, regulations and standards based on sound science and consideration of risk;

•	include identification and control of potentially adverse health, safety and environmental effects as priority considerations in the planning and development of projects; and

•	undertake appropriate reviews and evaluations of our operations to measure progress and to foster compliance with this policy.

Revised by the Woodside Energy Group Ltd Board in December 2023.

APPENDIX A

GIFT & ENTERTAINMENT REGISTRATION AND PRE-APPROVAL REQUIREMENTS

(Excerpt from Woodside Anti-Bribery and Corruption Policy)

Where Government Officials are involved

The following approval and registration requirements apply to the offer, provision, acceptance or receipt of gifts and entertainment involving Government Officials:

Total value of gift/entertainment (per person) involving Government Officials	Prior approval of VP Ethics & Compliance (or delegate)	Registration Via online Gifts and Entertainment Register (Involving Government Officials) on Code of Conduct Dashboard

US$0 - US$100	Not required	Required
> US$100	Required
Any value where item may be perceived as intended to improperly obtain/retain a business advantage

Where Government Officials are not involved

The following approval and registration requirements apply to the offer, provision, acceptance or receipt of gifts and entertaining not involving Government Officials:

Total value of gift/entertainment (per person) not involving Government Officials	Prior approval of VP Ethics & Compliance (or delegate)	Registration Via online Gifts and Entertainment Register (Not involving Government Officials) on Code of Conduct Dashboard

US$0 - US$100	Not required	Not Required

> US$100 – US$250	Not required	Required
> US$250	Required

Offer of item which is refused by a Woodside employee	NA	Required where (i) value of item >US$250, and/or (ii) refusal was due to concerns that the item was excessive or may be perceived as intended to obtain/retain a business advantage

*

If you are uncertain whether it is appropriate to offer or receive gifts or entertainment in any particular circumstance, you should refer the matter to a member of Woodside’s Ethics & Compliance team before doing so. Further guidance is also available in Woodside’s Anti-Bribery and Corruption Policy.